Exhibit 10.1

TREX COMPANY, INC.

2014 STOCK INCENTIVE PLAN

STOCK APPRECIATION RIGHTS AGREEMENT

Trex Company, Inc., a Delaware corporation (the “Company”), hereby grants stock appreciation rights (SARs) relating to its common stock, $.01 par value, (the “Stock”) to the Grantee named below. The terms and conditions of the SARs are set forth in this cover sheet, in the attachment, and in the Company’s 2014 Stock Incentive Plan (the “Plan”).

Grant Date:

Name of Grantee:

Number of Shares of Stock Subject to the SARs:

SAR Grant Price per Share: $

Vesting Schedule:	Vesting Date	Number of Shares
	Vest 1	#
	Vest 2	#
	Vest 3	#

Last Date to Exercise: [1]

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:
(Signature)

Company:
William R. Gupp
Senior Vice President, General Counsel and Secretary

Attachments:	Stock Appreciation Rights Agreement

Please sign, return one copy of this Agreement to Corporate Human Resources, and retain the second copy for your records.

This is not a stock certificate or a negotiable instrument.

[1]	Certain events can cause an earlier termination of the SAR. See “Effects of Changes in Capitalization” in the Plan. This date shall be extended for one (1) year in the event your employment terminates due to your death during the tenth year of the term.

TREX COMPANY, INC.

2014 STOCK INCENTIVE PLAN

STOCK APPRECIATION RIGHTS AGREEMENT

Vesting

The SARS are only exercisable before the Last Date to Exercise (noted on the cover sheet) and then only with respect to the vested portion of the SARs. Subject to the preceding sentence, you may exercise the SARs, in whole or in part, by following the procedures set forth in the Plan and below in this Agreement. For the purpose of this Agreement, “Service” means service as an employee of the Company or any Affiliate or service as Service Provider.

Your right to exercise the SARs vests as to thirty three and one-third percent (33 1/3%) of the total number of shares of Stock subject to the SARs, on each anniversary of the grant, as shown on the cover sheet, provided that you then continue in service on each such vesting date. The resulting aggregate number of vested shares of Stock will be rounded to the nearest whole number, and you may not vest in more than the number of shares of Stock shown on the cover sheet.

Except as otherwise provided herein, no SARs will vest after your Service has terminated for any reason.

Notwithstanding the foregoing or any other provision herein to the contrary, SARS shall vest according to the terms and conditions, if so provided, in any separate agreement between you and the Company, including but not limited to any Employment Agreement, Severance Agreement or Change in Control Severance Agreement.

Regular Termination

If your Service terminates for any reason, other than death, Retirement, Disability or by the Company without Cause, then your unvested SARs will expire immediately and your vested SARs will expire at the close of business at Company headquarters on the 90th day after your termination date (or, if such 90th day is a Saturday, Sunday or holiday, at the close of business on the next preceding day that is not a Saturday, Sunday or holiday); but in any event no later than the Last Date to Exercise.

For the purpose of this Agreement, Disability means “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) and “Cause” means, as determined by the Board, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements.

Termination for Cause	If your Service is terminated for Cause, then you will immediately forfeit all rights to your SARs and the SARs will immediately expire.

Death

If your Service terminates because of your death, then your SARs shall fully vest and will expire at the close of business at Company headquarters on the date five (5) years after the date of your death (but not later than the Last Date to Exercise). During that five year period (but not later than the Last Date to Exercise), your estate or heirs may exercise your SARs.

In addition, notwithstanding any provision herein to the contrary, if you die during the 90-day period described in connection with a regular termination

(i.e., a termination of your Service not on account of your death, Retirement, Disability or Cause), and a vested portion of your SARs has not yet been exercised, then your SARs will instead expire on the date two (2) years after your termination date (but not later than the Last Date to Exercise). In such a case, during the period following your death up to the date two (2) years after your termination date (but not later than the Last Date to Exercise), your estate or heirs may exercise the vested portion of your SARs.

Disability or Retirement

If your Service terminates because of your Disability or Retirement, then your SARs shall fully vest and your SARs will expire at the close of business at Company headquarters on the date five (5) years after your termination date (but not later than the Last Date to Exercise).

Leaves of Absence

For purposes of this award of SARs, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise

When you wish to exercise this award of SARs, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. All exercises must take place before, and your SARs will expire on, the Last Date to Exercise (shown on the cover sheet), or such earlier date following your death, disability, retirement or other termination of your service as otherwise provided herein. Your notice must specify how many SARs you wish to exercise. Your notice must also specify how the shares of Stock received on the exercise of your SARs should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise the SARs after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Payment for SARs

Upon your exercise of the SARs, the Company will pay you in shares of Stock an amount equal to the positive difference (if any) between the Fair Market Value of a share of Stock on the exercise date and the SAR Grant Price, multiplied by the number of SARs being exercised. Any fractional shares of Stock will be paid to you in cash.

Withholding Taxes

You will not be allowed to exercise the SARs unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the exercise of the SARs. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, withhold such amount from the proceeds of the exercise of your SARs, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Transfer of SARs	Other than as provided in Section 10.2 of the Plan, during your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the SARs, and you cannot transfer or assign the SARs. For instance, you may not sell the SARs or use them as security for a loan. If you attempt to do any of these things, the SARs will immediately become invalid. You may, however, dispose of the SARS in your will or the SARs may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your SARs in any other way.

Retention Rights

Neither your SARs nor this Agreement give you the right to be retained by the Company (or any of its Affiliates) in any capacity. The Company (and any of its Affiliates) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for shares of Stock received pursuant to the exercise of your SARS has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by the SARs and the SAR Grant Price per share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your SARs shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the SARs. Any prior agreements, commitments or negotiations concerning the SARs are superseded.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting the SARs, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting the SARs you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Corporate Human Resources to request paper copies of these documents.